Exhibit 10.1

CONSENT AND FIRST LOAN MODIFICATION AGREEMENT

                This Consent and First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 20, 2008, by and among SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 8020 Tower Crescent Drive, Suite 475, Vienna, Virginia 22182 (“SVB”), as agent (“Agent”), and the Lenders, SVB and OXFORD FINANCE CORPORATION (“Oxford”), and PHARMATHENE U.S. CORPORATION (formerly known as PHARMNTHENE, INC.), a Delaware corporation with its chief executive office located at (“Borrower”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Lenders, Borrower is indebted to Lenders pursuant to a loan arrangement dated as of March 30, 2007, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 30, 2007, between Borrower and Lenders (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement. Currently SVB and Oxford are the only Lenders.

2.             DESCRIPTION OF COLLATERAL.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Agent, for the ratable benefit of the Lenders, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modifications to Loan Agreement.

1                                          The Loan Agreement shall be amended by inserting the following new provision to appear as Section 6.11 thereof entitled “Minimum Cash at SVB”:

                “6.11      Minimum Cash at SVB. Borrower shall maintain, at all times, at a segregated account at either SVB or SVB Securities, unrestricted and unencumbered cash or Cash Equivalents in the amount of at least one and one-quarter (1.25) times all Obligations of Borrower to the Lenders.”

2                                          The Loan Agreement shall be amended by inserting the following new provision to appear as Section 6.12 thereof entitled “Creation/Acquisition of Subsidiaries”:

                                                “6.12      Creation/Acquisition of Subsidiaries.  In the event Borrower, Affiliate, or any Subsidiary creates or acquires any Subsidiary, Borrower and such Affiliate or Subsidiary shall promptly notify Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of Lenders a perfected security interest in the stock, units or other evidence of ownership of each  Subsidiary.”

3                                          Notwithstanding Section 6.6(b), Borrower shall deliver to Agent a Control Agreement with M&T Bank, granting Lenders a first perfected security interest in the accounts held at M&T Bank, in form and substance acceptable to Lenders, on the earlier of (x) the consummation of the Acquisition (defined herein), (y) payment of any portion of the purchase price as set forth in Section B.2 below, and (z) March 28, 2008.

4                                          The Loan Agreement shall be amended by inserting  the following text at the end of the definition of “Material Adverse Change” appearing in Section 13.1 thereof:

                                                “(d) Agent determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period”.

B.                                     Consent to Loan Agreement.

1.             Borrower has notified Lenders that Borrower and its wholly owned Subsidiary, Pharmathene UK Limited (“UK Subsidiary) intends to acquire certain assets of Avecia Biologics Limited and Avecia Biologics Inc. (the Acquisition”).  Borrower has requested that Lenders consent to the Acquisition.

2.                                       Pursuant to Section 7.3 (relative to mergers and acquisitions), 7.4 (relative to Indebtedness) of the Loan Agreement, and 7.7 (relative to Investments) the Lenders hereby consent to the Acquisition (as defined above), provided that: (i) the Borrower or UK Subsidiary is the surviving legal entity, (ii) the total cash consideration (inclusive of the assumption of Indebtedness) for the Acquisition does not exceed Eleven Million Dollars ($11,000,000) at the consummation of the Acquisition and such other additional payments in accordance with the Letter of Intent dated February 18, 2008, (iii) the consummation of the Acquisition will not otherwise result in an Event of Default, as defined in the Loan Agreement, after giving effect to such Acquisition, and (iv) within thirty (30) days of the consummation of the Acquisition, Borrower shall cause UK Subsidiary to become a co-borrower or a secured guarantor under the Loan Agreement, pursuant to documentation acceptable to Agent in it sole discretion, granting the Lenders a first perfected lien in its assets including all assets which are the subject of the Acquisition.

                C.            Waiver.

1                                          Bank hereby waives Borrower’s existing defaults, as listed below, under the Loan Agreement by virtue of Borrower’s failure to timely comply with the: (i) financial reporting requirement set forth in Section 6.2(a)(i) thereof as of the months ended September 30, 2007, October 31, 2007, November 30, 2007, December 31, 2007, and January 31, 2008, and (ii) Operating Account covenant set forth in Section 6.6(b) with respect to M&T Bank only (provided Borrower complies with the terms of Section A.3 herein).  Bank’s waiver of Borrower’s compliance of said affirmative covenants shall apply only to the foregoing specific periods.

4.             FEES.  Borrower shall reimburse Lenders for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6.             RATIFICATION OF LOAN DOCUMENTS.  Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Agent for the ratable benefit of the Lenders, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

7.             NO DEFENSES OF BORROWER.  Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Lenders with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Lenders, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Lenders from any liability thereunder.

8.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Obligations, Lenders are relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Lenders’ agreement to modifications to the existing Obligations pursuant to this  Loan Modification Agreement in no way shall obligate Lenders to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Lenders and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Lenders in writing.  No maker will be released by virtue of this Loan Modification Agreement.

9.             COUNTERSIGNATURE.  This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Lenders.

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                This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		AGENT:

PHARMATHENE, INC.		SILICON VALLEY BANK

By:	/c/ Christopher C. Camut	By:	/s/ Michael J. Hanewich

Name:	Christopher C. Camut	Name:	Michael J. Hanewich

Title:	Vice President, CFO	Title:	Head of Life Sciences

LENDERS:

OXFORD FINANCE CORPORATION

		By:	/s/ John G. Henderson

		Name:	John G. Henderson

		Title:	Vice President and General Counsel

SILICON VALLEY BANK

		By:	/s/ Michael J. Hanewich

		Name:	Michael J. Hanewich

		Title:	Head of Life Sciences